(d)(10)(ii)

January 20, 2017

Wellington Management Company LLP

280 Congress Street

Boston, MA 02210

Attention: Legal Services

Dear Sir or Madam:

Pursuant to the Sub-Advisory Agreement, dated November 18, 2014 (the “Agreement”), between Wellington Management Company LLP (the “Sub-Adviser”) and Voya Investments, LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Multi-Manager International Equity Fund (the “Fund”), a series of Voya Mutual Funds, effective as of the close of business on January 20, 2017, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser to the aforementioned Fund under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:

Wellington Management Company LLP

By:	/s/ Steven Muson

Name:	Steven Muson

Title:	Senior Managing Director

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

WELLINGTON MANAGEMENT COMPANY LLP

Series	Effective Date	Annual Sub-Adviser Fee
(as a percentage of average daily net assets allocated to the Sub-Adviser)

Voya Multi-Manager International Equity Fund	Close of business on January 20, 2017	[REDACTED]
Voya Multi-Manager International Small Cap Fund	November 18, 2014	[REDACTED]